As filed with the Securities and Exchange Commission on December 13, 2022

Registration No. 333-231666

Registration No. 333-230157

Registration No. 333-204379

Registration No. 333-177890

Registration No. 333-161376

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 Registration Statement No. 333-231666

FORM S-8 Registration Statement No. 333-230157

FORM S-8 Registration Statement No. 333-204379

FORM S-8 Registration Statement No. 333-177890

FORM S-8 Registration Statement No. 333-161376

UNDER THE SECURITIES ACT OF 1933

PINEAPPLE ENERGY INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0957999
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10900 Red Circle Drive
Minnetonka, MN 55343
(Address of principal executive offices and zip code)

1990 Employee Stock Purchase Plan

2011 Executive Incentive Compensation Plan

(Full Title of the Plan)

Kyle Udseth

Chief Executive Officer

Pineapple Energy Inc.

10900 Red Circle Drive

Minnetonka, MN 55343

(952) 996-1674

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

Pineapple Energy Inc., formerly known as Communications Systems, Inc. (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements (collectively, the “Prior Registration Statements”) to deregister any and all shares of the Company’s common stock, par value $0.05 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not reflect any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.	Registration Statement on Form S-8, File No. 333-231666, filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2019 registering 100,000 Shares issuable pursuant to the Company’s 1990 Employee Stock Purchase Plan.

2.	Registration Statement on Form S-8, File No. 333-230157, filed with the Commission on March 8, 2019 registering 500,000 Shares issuable pursuant to the Company’s 2011 Executive Incentive Compensation Plan.

3.	Registration Statement on Form S-8, File No. 333-204379, filed with the Commission on May 21, 2015 registering 1,000,000 Shares issuable pursuant to the Company’s 2011 Executive Incentive Compensation Plan and 100,000 Shares issuable pursuant to the Company’s 1990 Employee Stock Purchase Plan.

4.	Registration Statement on Form S-8, File No. 333-177890, filed with the Commission on November 10, 2011 registering 1,000,000 Shares issuable pursuant to the Company’s 2011 Executive Incentive Compensation Plan.

5.	Registration Statement on Form S-8, File No. 333-161376, filed with the Commission on August 14, 2009 registering 100,000 Shares issuable pursuant to the Company’s 1990 Employee Stock Purchase Plan.

On March 28, 2022, the Company completed its previously announced merger transaction with Pineapple Energy LLC (“Pineapple Energy”) in accordance with the terms of that certain Agreement and Plan of Merger, dated March 1, 2021, as amended by an Amendment No. 1 to Merger Agreement dated December 16, 2021 (collectively the “merger agreement”), by and among the Company, Helios Merger Co., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), Pineapple Energy LLC, a Delaware limited liability company (“Pineapple Energy”), Lake Street Solar LLC as the Members’ Representative, and Randall D. Sampson as the Shareholders’ Representative, pursuant to which Merger Sub merged with and into Pineapple Energy, with Pineapple Energy surviving the merger as a wholly-owned subsidiary of the Company (the “merger”).

In connection with the merger, the Company terminated all offerings and sales of the Company’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Company in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, these Post-Effective Amendments hereby remove from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on December 13, 2022.

PINEAPPLE ENERGY INC.

By:	/s/ Kyle Udseth
Kyle Udseth Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities indicated on December 13, 2022.

/s/ Kyle Udseth	Chief Executive Officer
Kyle Udseth	(Principal Executive Officer), Director

/s/ Eric Ingvaldson	Chief Financial Officer
Eric Ingvaldson	(Principal Financial Officer)

/s/ Kristin A. Hlavka	Corporate Controller
Kristin A. Hlavka	(Principal Accounting Officer)

/s/ Scott Honour	Director
Scott Honour

/s/ Marilyn Adler	Director
Marilyn Adler

/s/ Thomas J. Holland	Director
Thomas J. Holland

/s/ Roger H.D. Lacey	Director
Roger H.D. Lacey

/s/ Scott Maskin	Director
Scott Maskin

/s/ Randal D. Sampson	Director
Randall D. Sampson

/s/ Michael R. Zapata	Director
Michael R. Zapata